Exhibit 99.1

Sientra Reports Fourth Quarter and Full Year

2016 Financial Results

Submitted Final PMA Supplement to FDA for New U.S. Manufacturing Site

Announces $15 million Line of Credit with an Additional $5 million Credit Facility

Santa Barbara, CA – March 14, 2017 – Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company, today announced its financial results for the fourth quarter and full year ended December 31, 2016.

Jeffrey M. Nugent, Chairman and Chief Executive Officer of Sientra, said, “As promised, we have made significant progress on a number of strategic and operational initiatives over the last several months and met an important milestone today with the submission of our final PMA Supplement to the FDA for our new U.S. based manufacturing facility.  I want to acknowledge our entire organization and especially our regulatory and R&D teams that have worked diligently to get us to this significant milestone and keep us on track for FDA approval of our new manufacturing site by the end of the year.  2017 is a pivotal year for us as we prepare to move into 2018 and beyond with our breast implant supply chain back and intact.  We also put in place financing to access up to $20 million in additional capital to go along with our current solid cash position to ensure we have the flexibility to support our working capital and inventory needs as we ramp up toward re-supply along with supporting any strategic initiatives.”

Mr. Nugent concluded, “As we move through 2017, we remain laser focused on meeting our previously stated manufacturing timelines to achieve FDA approval and resupply by the end of 2017.  I am also committed to maintaining our elite sales force and board certified plastic surgeon customers, and also to continue building  our strong corporate culture, which has been a key priority since I started just over a year ago.  And finally, we remain confident in our ability to re-establish our earlier market share position and growth strategy. We have made several additions to our team that will add to our ability to expedite our return to the competitive position we had previously achieved.”

Fourth Quarter and Full Year 2016 Financial Review

Total net sales for the fourth quarter 2016 were $6.5 million, compared to total net sales of $1.5 million for the same period in 2015. Total sales for the year ended December 31, 2016 were $20.7 million, compared to total sales of $38.1 million for the full year 2015. This decrease was driven by our controlled market re-entry designed to optimize the availability of our Breast Product inventory as we established our supply options following the voluntary hold on the sale and implanting of all Sientra devices manufactured by our former manufacturing contractor between October 9, 2015 and March 1, 2016.

Breast Products accounted for 82% of our total net sales for the fourth quarter 2016 and 79% for the full year 2016 and bioCorneum®, or our Scar Management Products, accounted for 17% of our total net sales for the fourth quarter 2016 and 18% for the full year 2016.

Gross profit for the fourth quarter of 2016 was $3.9 million, or 61% of sales, compared to gross profit of $1.0 million, or 64% of sales, for the same period in 2015.  The decrease in gross margin was driven primarily by an incremental reserve for obsolete inventory, offset by lower fixed overhead as a percentage of total sales.

Gross profit for the year ended December 31, 2016 was $13.9 million, or 67% of sales, compared to gross profit of $27.5 million, or 72% of sales, for the full year 2015. The decrease in gross margin for full year 2016 was primarily due to an incremental reserve for obsolete inventory.

Operating expenses for the fourth quarter of 2016 were $12.0 million, a decrease of $17.2 million, compared to operating expenses of $29.2 million for the same period in 2015.  The fourth quarter of 2015 included a non-cash impairment charge of $14.3 million related to the write down of goodwill as a result of the significant decline in our stock price.  Excluding the goodwill impairment, operating expenses for the fourth quarter 2016 were $2.9 million lower than fourth quarter of 2015, primarily due to transition costs for certain former executives incurred during 2015.

Operating expenses for the full year 2016 totaled $53.9 million, a decrease of $12.1 million, compared to operating expenses of $66.0 million for full year 2015. The decrease is primarily due to the goodwill impairment charge of $14.3 million recorded in 2015, offset by an increase in legal expenses.

Net loss for the fourth quarter of 2016 was $8.1 million, compared to $28.3 million for the same period in 2015. Net loss for the full year ended December 31, 2016 was $40.2 million, compared to $41.2 million for the same period in 2015.

Net cash and cash equivalents were $67.2 million as of December 31, 2016.

Additionally, the Company announced that it has added a $15 million secured line of credit and a $5 million available secured credit facility with Silicon Valley Bank which will be used for general corporate purposes, working capital needs related to inventory as the Company prepares for final manufacturing site approval, as well as strategic initiatives.

Conference Call

Sientra will hold a conference call on Tuesday, March 14, 2017 at 1:30 p.m. PT/4:30 p.m. ET to discuss the results.

The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. The conference ID is 77604092.  A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at www.sientra.com.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products including bioCorneum®, the professional choice in scar management.

Forward- looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the success of the Company’s market re-entry, its ability to transition the business back to historical revenue and growth levels and create a world class, diversified aesthetics organization, the Company’s development of a long-term manufacturing solution, including the timing and ability to qualify a manufacturing facility for the manufacture of product for the Company’s customers, and the integration of and expected contributions from new additions to the Company’s management team.  Such statements are subject to risks and uncertainties, including the dependence on positive reaction from plastic surgeons and their patients in order to successfully re-enter the market, future profitability depending on the success of the Company’s breast products, and risks associated with contracting with Vesta or any third-party manufacturer and supplier, including uncertainties that the development and validation of Vesta’s manufacturing facility will be timely completed, that a PMA Supplement or other regulatory requirements will be timely approved by the FDA or other applicable regulatory authorities, and that the integration of recently acquired product lines will not achieve the anticipated benefits or will divert attention of management from the operation of the existing business.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s most recently filed Quarterly Report on Form 10-Q and and its Annual

Report on Form 10-K for the year ended December 31, 2016 which Sientra expects to file with the Securities and Exchange Commission on March 14, 2017.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contacts:

Patrick F. Williams

Sientra, Chief Financial Officer
(619) 675-1047

patrick.williams@sientra.com

Nick Laudico / Brian Johnston

The Ruth Group

(646) 536-7030 / (646) 536-7028

IR@Sientra.com

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$6,488	$1,537	$20,734	$38,106
Cost of goods sold	2,561	547	6,880	10,654
Gross profit	3,927	990	13,854	27,452
Operating expenses:
Sales and marketing	4,074	5,675	20,607	25,762
Research and development	2,334	2,304	9,704	7,199
General and administrative	5,633	6,933	23,577	18,738
Goodwill Impairment	—	14,278	—	14,278
Total operating expenses	12,041	29,190	53,888	65,977
Loss from operations	(8,114)	(28,200)	(40,034)	(38,525)
Other income (expense), net
Interest income	16	13	63	32
Interest expense	20	(149)	(98)	(3,097)
Other (expense) income, net	18	86	(36)	360
Total other income (expense), net	54	(50)	(71)	(2,705)
Loss before income taxes	(8,060)	(28,250)	(40,105)	(41,230)
Income taxes	13	—	61	—
Net loss	$(8,073)	$(28,250)	$(40,166)	$(41,230)
Basic and diluted net loss per share attributable to common stockholders	$(0.43)	$(1.57)	$(2.20)	$(2.61)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	18,595,286	17,993,400	18,233,177	15,770,972

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$67,212	$112,801
Accounts receivable, net	3,082	4,249
Inventories, net	18,484	20,602
Insurance recovery receivable	9,375	—
Prepaid expenses and other current assets	1,852	1,473
Total current assets	100,005	139,125
Property and equipment, net	2,986	1,404
Goodwill	4,878	—
Other intangible assets, net	6,186	53
Other assets	228	223
Total assets	$114,283	$140,805
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,555	$4,069
Accrued and other current liabilities	6,507	6,959
Legal settlement payable	10,900	—
Customer deposits	6,559	9,488
Total current liabilities	27,521	20,516
Warranty reserve and other long-term liabilities	3,145	1,418
Total liabilities	30,666	21,934
Stockholders’ equity:
Total stockholders’ equity	83,617	118,871
Total liabilities and stockholders’ equity	$114,283	$140,805